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                                                                   EXHIBIT 10.40

                               FIRST AMENDMENT TO
                              EMPLOYMENT AGREEMENT

         This First Amendment to Employment Agreement ("Amendment") is entered into between Group 1 Automotive, Inc. having offices at 950 Echo Lane, Suite 100, Houston, Texas 77024 ("Employer"), and B. B. Hollingsworth, Jr., an individual currently residing at 5763 Indian Circle, Houston, Texas 77057 ("Employee"), and amends the Employment Agreement entered into between Employer and Employee dated March 1, 2002 (the "Employment Agreement.").

         For and in consideration of the mutual promises, covenants, and obligations contained herein and in the Employment Agreement, Employer and Employee agree as follows:

         Notwithstanding anything to the contrary in the Employment Agreement, in the event that any payment, benefit or distribution by Employer to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of the Employment Agreement or otherwise (a "Payment"), would be subject to the excise tax imposed by
         Section 4999 of the Internal Revenue Code of 1986, as amended, or any interest or penalties with respect to such excise tax (such excise tax, together with any such interest or penalties, are hereinafter collectively referred to as the "Excise Tax"), Employer shall pay to Employee an additional payment (a "Gross-up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed on any Gross-up Payment, Employee retains an amount of the Gross-up Payment equal to the Excise Tax imposed upon the Payments. Employer and Employee shall make an initial determination as to whether a Gross-up Payment is required and the amount of any such Gross-up Payment. Employee shall notify Employer in writing of any claim by the Internal Revenue Service which, if successful, would require Employer to make a Gross-up Payment (or a Gross-up Payment in excess of that, if any, initially determined by Employer and Employee) within five days of the receipt of such claim. Employer shall notify Employee in writing at least ten days prior to the due date of any response required with respect to such claim if it plans to contest the claim. If Employer decides to contest such claim, then Employee shall cooperate fully with Employer in such action; provided, however, Employer shall bear and pay directly or indirectly all costs and expenses (including additional interest and penalties) incurred in connection with such action and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax, including interest and penalties with respect thereto, imposed as a result of Employer's action. If, as a result of Employer's action with respect to a claim, Employee receives a refund of any amount paid by Employer with respect to such claim, then Employee shall promptly pay such refund to Employer. If Employer fails to timely notify Employee whether it will contest such claim or Employer determines not to contest such claim, then Employer shall immediately pay to Employee the portion of such claim, if any, which it has not previously paid to Employee.

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         IN WITNESS WHEREOF, Employer and Employee have duly executed this
Amendment in multiple originals on May 21, 2003 to be effective as of March 1, 2002.

                        GROUP 1 AUTOMOTIVE, INC.



                        By:    /s/  Scott Thompson
                        Name:  Scott Thompson
                        Title: Executive Vice President, Chief Financial Officer
                               and Treasurer


                        /s/  B.B. Hollingsworth, Jr.
                        B. B. Hollingsworth, Jr.
                        Employee


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